Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of September 23, 2004

between

Artisoft, Inc.

and

Vertical Networks Incorporated

TABLE OF CONTENTS

ARTICLE I	THE ASSET PURCHASE

1.1	Purchase and Sale of Assets.
1.2	Assumption of Liabilities.
1.3	Purchase Price.
1.4	Escrow
1.5	The Closing.
1.6	Allocation
1.7	Apportionment.
1.8	Further Assurances

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1	Organization
2.2	Corporate Power
2.3	Authorization of Transaction
2.4	Noncontravention
2.5	Subsidiaries.
2.6	Financial Statements
2.7	Absence of Certain Changes
2.8	Undisclosed Liabilities
2.9	Tax Matters.
2.10	Ownership of Assets
2.11	Condition of Assets.
2.12	Real Property Leases
2.13	Intellectual Property.
2.14	Inventory
2.15	Contracts.
2.16	Accounts Receivable
2.17	Brokers’ Fees
2.18	Insurance
2.19	Litigation
2.20	Warranties
2.21	Employees.
2.22	Employee Benefits.
2.23	Environmental Matters.
2.24	Legal Compliance
2.25	Customers and Suppliers.
2.26	Permits
2.27	Certain Business Relationships With Affiliates
2.28	Books and Records.
2.29	Disclosure

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ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER

3.1	Organization and Corporate Power
3.2	Authorization of the Transaction
3.3	Noncontravention
3.4	Litigation
3.5	Brokers’ Fees

ARTICLE IV	PRE-CLOSING COVENANTS

4.1	Closing Efforts
4.2	Governmental and Third-Party Notices and Consents.
4.3	Certain Contracts
4.4	Operation of Business
4.5	Access to Information.
4.6	Notice of Breaches.
4.7	Exclusivity.
4.8	FIRPTA
4.9	Employee Benefits

ARTICLE V	CONDITIONS TO CLOSING

5.1	Conditions to Obligations of each Party
5.2	Conditions to Obligations of the Buyer
5.3	Conditions to Obligations of the Seller

ARTICLE VI	POST-CLOSING COVENANTS

6.1	Proprietary Information
6.2	Solicitation and Hiring
6.3	Non-Competition.
6.4	Tax Matters.
6.5	Sharing of Data.
6.6	Use of Name
6.7	Cooperation in Litigation
6.8	Collection of Accounts Receivable
6.9	Employees
6.10	Seller’s Payments to Employees
6.11	Enforcement of Insurance Claims

ARTICLE VII	INDEMNIFICATION

7.1	Indemnification by the Seller
7.2	Indemnification by the Buyer
7.3	Indemnification Claims.
7.4	Survival of Representations and Warranties
7.5	Limitations.
7.6	Treatment of Indemnity Payments

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ARTICLE VIII	TERMINATION

8.1	Termination of Agreement
8.2	Effect of Termination

ARTICLE IX	DEFINITIONS

ARTICLE X	MISCELLANEOUS

10.1	Press Releases and Announcements
10.2	No Third Party Beneficiaries
10.3	Entire Agreement
10.4	Succession and Assignment
10.5	Counterparts and Facsimile Signature
10.6	Headings
10.7	Notices
10.8	Governing Law
10.9	Amendments and Waivers
10.10	Severability
10.11	Expenses
10.12	Submission to Jurisdiction
10.13	Specific Performance
10.14	Construction.

Exhibits

Exhibit A -	Escrow Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Trademark Assignment
Exhibit D -	Instrument of Assumption
Exhibit E -	Form of C–Data Patent Agreements
Exhibit F -	Opinion of Seller’s Counsel
Exhibit G -	Form of Employment Agreement
Exhibit H -	Opinion of Buyer’s Counsel

Schedules

Schedule 1.1(b) -	Excluded Assets
Schedule 1.2(a) -	Excluded Contracts
Schedule 1.2(b) -	Excluded Patents and Patent-Related Assets
Disclosure Schedule
Schedule 4.4 -	Certain Specific Actions Permitted Between Signing and Closing
Schedule 4.9 -	Certain Seller Employee Benefit Plans
Schedule 5.2(a) -	Consents Required at Closing
Schedule 5.2(k) -	Key Employees
Schedule 6.9 -	Retained Employees

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of September 23, 2004 by and between Artisoft, Inc., a Delaware corporation (the “Buyer”), and Vertical Networks Incorporated, a California corporation (the “Seller”).

This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets of the Seller, other than patents and specified assets (if any) that are not used or useful in connection with or related to the Seller’s business, and assume certain of the liabilities of the Seller.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1                                 Purchase and Sale of Assets.

(a)                                  Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets.

(b)                                 Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2                                 Assumption of Liabilities.

(a)                                  Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b)                                 Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3                                 Purchase Price.

(a)                                  The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be $13,500,000 in cash.

(b)                                 The Purchase Price shall be increased by the amount(s), if any, which become payable from time to time under this Section 1.3(b).

(i)                                     Within 45 days after the last day of each fiscal quarter of each fiscal year beginning with the first fiscal quarter following the Closing Date and including the Buyer’s fiscal quarter during which the last payment due to the Buyer under (x) the CVS Agreement (as defined below) and/or (y) any sale or license to CVS of the Vertical Networks Fax Manager product made after the date hereof has been paid to the Buyer, the Buyer shall prepare and deliver to the Seller a written notice containing a list of all payments received in cash during such fiscal quarter from CVS Pharmacy, Inc. (“CVS”) pursuant to (A) the Software Purchase Agreement between the Seller and CVS, dated as of August 20, 2004 (the “CVS Agreement”) or (B) any future purchase by or license to CVS of the Vertical Networks Fax Manager product.  The sum of all such payments (or portions thereof) that are not subject to any right of refund or rescission pursuant to Sections II(d) or II(e) of the CVS Agreement or, with respect only to the Vertical Networks Fax Manager product, any agreement contemplated in clause (B) above, pursuant to any provision of any other agreement contemplated in clause (B) above, as of the time of such notice shall be referred to as the “Qualifying Quarterly Earn-Out Revenues” for such fiscal quarter.  Payments received in an earlier quarter that first become non-refundable in a later quarter shall be Qualifying Quarterly Earn-Out Revenues for such later quarter and not for such earlier quarter.  Within 15 days after delivery of the Buyer’s notice, the Seller may deliver a written notice of dispute and the parties shall thereafter resolve such dispute in the same manner as Disputes regarding indemnification are to be resolved pursuant to Sections 7.3(d) and 7.3(e).

(ii)                                  Within 15 days after the latest of (A) 20 days after delivery of the notice referred to in Section 1.3(b)(i), (B) the resolution of any disputes in the manner provided in such Section or (C) the date that any payments received from CVS at any time become Qualified Quarterly Earn-Out Revenues, the Buyer shall pay to the Seller an amount (the “Definitive Earn-Out Payment” for such fiscal quarter) equal to 100% of the total Qualifying Quarterly Earn-Out Revenues for such fiscal quarter.

(c)                                  Notwithstanding the foregoing, in no case shall the total Definitive Earn-Out Payments for all periods exceed $5,500,000.

(d)                                 For purposes of this Section 1.3, amounts received from CVS shall be considered to be not subject to refund or rescission when either (i) a writing signed by CVS so indicates, (ii) an award made pursuant to the arbitration procedures set forth in the CVS Agreement so indicates, (iii) any other agreement contemplated in Section 1.3(a)(i)(B) so indicates, (iv) with respect to payments made for the purchase of the IOVS Software (as defined in the CVS Agreement), if CVS has not made a written claim pursuant to Section II(d) of the CVS Agreement for a refund on or prior to the 180th day after the initial implementation at CVS of the “released version” of the Company’s IOVS Software or (v) with respect to payments for Software Subscription Services (as defined in the CVS Agreement), if CVS has not made a written claim for a refund pursuant to Section II(e) of the CVS Agreement on or prior to the 180th day after the delivery of the software “upgrade” for which such payment is made.  Notwithstanding the foregoing, if CVS brings a written claim, initiates an arbitration proceeding or files suit with respect to claims of the types contemplated by (i) Section 1.3(d)(iv) with respect to software defects or other conditions existing in the IOVS Software prior to the Closing or Section 1.3(d)(v) with respect to Software Subscription Services provided prior to Closing based upon software defects or other conditions existing prior to Closing after the time periods contemplated in such Sections 1.3(d)(iv) and 1.3(d)(v) or for damages under any other provision of the CVS Agreement relating to software defects or other conditions existing, or services provided, prior to Closing, then further payments pursuant to Section 1.3(b)(ii), in an amount sufficient to cover the damages claimed by CVS, shall be suspended until such time as such claim or proceeding shall have been definitively resolved in any of the following ways:  (x) by a writing signed by CVS, (y) by an arbitration award which is either acknowledged in writing by CVS to be binding and conclusive or is not challenged by legal proceedings brought by CVS within 120 days after such arbitration award is made or (z) by a decision of a court of competent jurisdiction without possibility of further appeal or any other judicial proceedings; provided, however that Buyer shall have no right to suspend or offset any Definitive Earn-Out Payment, or to seek any other redress from Seller, for software defects or other conditions that first arise following the Closing or for services or upgrades to be provided by Buyer following the Closing except to the extent that software defects or other conditions existing prior to Closing cause defects or other conditions in such services or upgrades.  If it is determined that any portion of any Definitive Earn-Out Payment paid to the Seller by the Buyer was subject to refund, and/or that any damages are payable to the Seller, the Buyer shall have, in addition to all other remedies available to it at law or in equity, the right to set off the amount of such refund and/or damages against any Definitive Earn-Out Payments that thereafter become payable to the Seller.  The Buyer agrees that it shall defend in good faith any claims made by CVS and shall afford the Seller the right to participate in such defense if the Seller so requests.

(e)                                  Any amendment to the CVS Agreement which would reduce or delay the amounts payable to the Seller pursuant to Section 1.3(b) shall require the prior written consent of the Seller, which consent shall not be unreasonably withheld, except that no such consent shall be required with respect to an amendment which is entered into following the written assertion by CVS of a material breach of a material representation, warranty, covenant or condition contained in the CVS Agreement or any other material default under the CVS Agreement or asserting a termination of the CVS Agreement as a result of a material breach or default.  It shall not be unreasonable for Seller to refuse consent to any amendment to the CVS Agreement if such amendment would reduce or delay any payment to Seller pursuant to this Section 1.3.

1.4                                 Escrow.  At the Closing, $1,000,000 in cash shall be paid by the Buyer to the Escrow Agent for the purpose of securing the indemnification obligations of the Seller and its successors and assigns set forth in this Agreement.  The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof until 12 months following the Closing Date (or later, in certain circumstances, as provided in the Escrow Agreement).  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.5                                 The Closing.

(a)                                  The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts commencing at 1:00 p.m. local time on the Closing Date.  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)                                 At the Closing:

(i)                                     the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii)                                  the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.3;

(iii)                               the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, one or more trademark assignments in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance (such as real estate deeds, assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv)                              the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D, and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)                                 the Buyer and the Seller shall deliver joint written instructions that the documents referred to in Section 1.5(b) shall be delivered to the respective parties to whom they are addressed;

(vi)                              the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price set forth in Section 1.3(a), less $1,000,000 which is to be deposited in escrow pursuant to Section 1.4;

(vii)                           the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deposit $1,000,000 with the Escrow Agent in accordance with Section 1.4;

(viii)                        the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

(ix)                                the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.6                                 Allocation.  The Seller shall prepare a schedule with an allocation of the Purchase Price to the Acquired Assets (the “Allocation Schedule”) as promptly as possible but in any event within 15 days after the Closing Date.  After preparation of the Allocation Schedule, it shall be submitted to the Buyer for review and approval.  The Buyer and the Seller shall attempt to resolve any differences between them as to the allocation.  If the Buyer and the Seller are unable to resolve any differences as to allocation, the disputed parts of the Allocation Schedule shall be submitted to a mutually agreeable nationally recognized accounting firm for resolution.  Any determination by the accounting firm will be final and the Buyer and the Seller shall be deemed to have approved of the Allocation Schedule as modified by any such determination.  After approval, the Allocation Schedule shall be conclusive and binding upon the Parties hereto and shall be used by them for all purposes, including financial accounting purposes and in the preparation of all Tax Returns, including any forms required by Section 1060 of the Code and any comparable provisions of state or local Tax law.

1.7                                 Apportionment.

(a)                                  The Purchase Price set forth in Section 1.3 shall be subject to further adjustment as set forth in this Section 1.7 if, but only if, the adjustments hereunder amount to a net aggregate increase or decrease to the Purchase Price of $100,000 or more.  In the event that any of the adjustments provided for in this Section 1.7 cannot be calculated as of the Closing Date, the appropriate payment shall be made by the Buyer or the Seller, as the case may be, to the other Party as promptly following the Closing Date as is practicable.

(b)                                 For each Assigned Contract (including leases of real estate or equipment and insurance policies) for which rent or other payments have been made in advance by the Seller covering a Payment Period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after the Closing Date and the denominator of which is the total number of days in the Payment Period.

(c)                                  For each Assigned Contract (including leases of real estate or equipment and insurance policies) for which rent or other payments are to be made in arrears by the Buyer covering a Payment Period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the Payment Period through and including the Closing Date and the denominator of which is the total number of days in the Payment Period.

(d)                                 For (i) any (A) water, sewer and fire protection and other service fees, any electricity, gas, telephone and other utility expenses, any fees relating to any Permits of the Seller transferred to the Buyer which relate to any site covered by a real estate lease that is being assigned by the Seller to the Buyer as an Assigned Contract and (B) Periodic Taxes that (ii) have been paid in advance by the Seller covering a Payment Period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after the Closing Date and the denominator of which is the total number of days in the Payment Period.

(e)                                  For (i) any (A) water, sewer and fire protection and other service fees, any electricity, gas, telephone and other utility expenses, any fees relating to any Permits of the Seller transferred to the Buyer which relate to any site covered by a real estate lease that is being assigned by the Seller to the Buyer as an Assigned Contract and (B) Periodic Taxes that (ii) are to be paid in arrears by the Buyer covering a Payment Period that includes time on or before the

Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number days in the Payment Period through and including the Closing Date and the denominator of which is the total number of days in the Payment Period.

(f)                                    If the Purchase Price is adjusted pursuant to this Section 1.7, the allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 1.6 attached hereto shall be appropriately modified to reflect such adjustment.

1.8                                 Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and (for purposes of Section 7.1 but not for purposes of Section 5.2(b)) will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, provided that the inclusion of an item as an exception to one section or subsection of this Agreement shall cause that item to be an exception to any other section or subsection o this Agreement where such disclosure is reasonably apparent.  For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to those matters which Seller’s executive officers know or should know after due inquiry with respect to the matter in question.  The Parties hereby agree that for purposes of this Agreement the “executive officers” of the Seller are Scott Pickett, Doug Sinclair and Ben Alves and the “executive officers” of the Buyer are Steven G. Manson, Duncan Perry and Chris Brookins.

2.1                                 Organization.  The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California.  The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would reasonably be expected to have a Seller Material Adverse Effect or prevent, materially delay or impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

2.2                                 Corporate Power.  The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Seller has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and by-laws.  The Seller is not in default under or in violation of any provision of its Articles of Incorporation or by-laws.

2.3                                 Authorization of Transaction.  The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, subject to obtaining the necessary approval of the Seller’s shareholders.  The execution and delivery by the Seller of this Agreement and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller subject to obtaining the necessary approval of the Seller’s shareholders.  Without limiting the generality of the foregoing, the Board of Directors of the Seller, at a meeting duly called and held, by the unanimous vote of all directors voting on the matter determined that the sale of assets contemplated by this Agreement is fair to and in the best interests of the Seller and its shareholders, approved this Agreement in accordance with the California Corporations Code, directed that such asset sale be submitted to the shareholders of the Seller for their approval, and resolved to recommend that the shareholders of the Seller vote in favor of the approval of such asset sale.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Buyer.

2.4                                 Noncontravention.  Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Articles of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets, except in the case of clause (c) or (d) above, for any conflict, breach, default, acceleration, creation, imposition or requirement that, individually or in the aggregate, would not have a Seller Material Adverse Effect or prevent, materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement.

2.5                                 Subsidiaries.

(a)                                  Section 2.5 of the Disclosure Schedule sets forth the name of each Subsidiary and the jurisdiction of organization of each Subsidiary.

(b)                                 The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity which is not a Subsidiary.

2.6                                 Financial Statements.  The Seller has provided to the Buyer the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Seller and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7                                 Absence of Certain Changes.  Since the date of the Financial Statements referred to in clause (a) of the definition of such term, except for matters that are reasonably apparent from a reading of the Financial Statements referred to in clause (b) of the definition of such term, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.  Since June 30, 2004, the Seller has not taken any of the actions set forth in paragraphs (b), (c), (d), (e), (g), (i), (k), (l) or (r) of Section 4.4.

2.8                                 Undisclosed Liabilities.  The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are not material in amount, individually or in the aggregate except for, in the case of (b) and (c), liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract.

2.9                                 Tax Matters.

(a)                                  Each of the Seller and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were and are complete and accurate in all material respects.  Neither the Seller nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.  Each of the Seller and the Subsidiaries has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Seller and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.  Since the Most Recent Balance Sheet Date, neither the Seller nor any Subsidiary has incurred any liability for Taxes other than in the Ordinary Course of Business, and each of the Seller and the Subsidiaries has continued to make all Tax deposits and payments in accordance with past practice and applicable law.  Neither the Seller nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Seller or any Subsidiary during a prior period) other than the Seller and the

Subsidiaries.  All Taxes that the Seller or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)                                 The Seller has delivered to the Buyer complete and accurate copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller or any Subsidiary since December 31, 2000.  The federal income Tax Returns of the Seller and each Subsidiary have not been audited by the Internal Revenue Service.  No examination or audit of any Tax Return of, nor any Tax claims or proceedings against, the Seller or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated.  Neither the Seller nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Seller or Subsidiary was required to file any Tax Return that was not filed.  Neither the Seller nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)                                  None of the assets of the Seller or any Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(d)                                 None of the Assumed Liabilities includes an obligation to pay or reimburse the Taxes of any person or entity.

2.10                           Ownership of Assets.  The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10 of the Disclosure Schedule.  No Subsidiary owns any assets having a book value in excess of $25,000. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.10 of the Disclosure Schedule.

2.11                           Condition of Assets.

(a)                                  The Acquired Assets, together with the patent license contained in the agreement referred to in Section 5.2(h), are entirely sufficient for the conduct of the Seller’s businesses as presently conducted and constitute all assets used by the Seller in such businesses.  Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  During the past 12 months there has not been any significant interruption in the Seller’s operations due to inadequate maintenance of assets.

(b)                                 Section 2.11(b) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $10,000.

(c)                                  Each item of equipment, each motor vehicle and each other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.

2.12                           Real Property Leases.  Section 2.12 of the Disclosure Schedule lists the sole Lease (including subleases) to which the Seller is a party which is still in effect.  The Seller has delivered to the Buyer complete and accurate copies of the Lease.  With respect to the Lease (including subleases):

(a)                                  such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Seller and, to the Seller’s knowledge, with respect to each other party thereto;

(b)                                 such Lease is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                                  neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;

(d)                                 there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)                                  the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)                                    to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)                                 the Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Seller of the property subject thereto.

2.13                           Intellectual Property.

(a)                                  Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Seller or any Subsidiary and (ii) by title, each Customer Deliverable of the Seller.

(b)                                 The Seller owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems.  Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses for such time as the Seller deemed confidentiality to be appropriate.  No other person or entity has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of the Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property.

(c)                                  None of the Customer Deliverables, or the marketing, distribution, provision or use by Seller thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  To the knowledge of the Seller, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat.  The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

(d)                                 Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property.  Except as described in Section 2.13(d) of the Disclosure Schedule, the Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e)                                  Section 2.13(e) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses).

(f)                                    The Seller has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Seller has taken reasonable measures to prevent disclosure of such source code.

(g)                                 All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to the Seller.  No portion of such copyrightable materials was jointly developed with any third party.

(h)                                 Section 2.13(h) of the Disclosure Schedule lists Open Source Materials (as defined below) that the Seller has used in the development of Customer Deliverables and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Seller.  Except as set forth on Section 2.13(h) of the Disclosure Schedule, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, software developed or distributed by the Seller; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for the Seller with respect to software developed or distributed by the Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge).  “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

2.14                           Inventory.  All Inventory of the Seller, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet.  All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis.  The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the Ordinary Course of Business.

2.15                           Contracts.

(a)                                  Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement (collectively, the “Material Contracts”):

(i)                                     any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves more than the sum of $100,000, or (B) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or exclusive distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(ii)                                  any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(iii)                               any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)                                 any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)                              any confidentiality or noncompetition agreement that is material to the continued operation of the business (provided, that the Disclosure Schedule need not list any such agreements that are substantially in the form or forms provided to counsel for the Buyer);

(vii)                           any employment or consulting agreement (provided, that the Disclosure Schedule need not list any such agreements that are substantially in the form or forms provided to counsel for the Buyer);

(viii)                        any agreement involving any future payment or series of related future payments (except in regard to purchases of the Seller’s capital stock) in excess of $50,000 in the aggregate to or from any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(ix)                                any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(x)                                   any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)                                all contracts or arrangements providing for “earn-outs,” “performance guarantees” or contingent payments by the Seller involving more than $50,000 over the term of the contract, agreement or arrangement,

(xii)                             all distribution agreements or arrangements, whether as principal or agent involving any payment or series of related payments to or from the Company in excess of $50,000 in the aggregate since August 1, 2003;

(xiii)                          all agreements or arrangements with customers, distributors or suppliers for the sharing of fees or other similar arrangements;

(xiv)                         all agreements or arrangements involving indebtedness of the Seller for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Security Interest, or interest rate or currency hedging activities (including guarantees (other than the Seller’s guarantee of its Subsidiaries warranty obligations) or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the Ordinary Course of Business, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment); and

(xv)                            any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b)                                 The Seller has delivered or made available to the Buyer a complete and accurate copy of each Material Contract listed in Section 2.15 of the Disclosure Schedule.  With respect to each Material Contract listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Seller and, to the Seller’s knowledge, with respect to each other party thereto; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect with respect to the Seller and, to the best of the Seller’s knowledge, with respect to the other parties thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any term of any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.16                           Accounts Receivable.  All Accounts Receivable of the Seller reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule.  All accounts receivable of the Seller that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.  The Seller has not received any notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

2.17                           Brokers’ Fees.  The Seller has no any liability or obligation to pay any fees or commissions to any broker, finder or agent, other than DBW Kensington Green, LLC, with respect to the transactions contemplated by this Agreement.

2.18                           Insurance.  Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Seller is not liable for retroactive premiums or similar payments, and the Seller is otherwise in compliance in all material respects with the terms of such policies.  The Seller has no knowledge of any threatened termination of, or premium increase outside the Ordinary Course of Business with respect to, any such policy.  Each such policy which the Buyer has identified for assignment is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be enforceable and in full force and effect with respect to each other party thereto immediately following such assignment in accordance with the terms thereof as in effect immediately prior to such assignment.

2.19                           Litigation.  Except as set forth in Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Seller which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, and there are no judgments, orders or decrees outstanding against the Seller.

2.20                           Warranties.  Except as set forth in Section 2.20 of the Disclosure Schedule, no product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in Section 2.20 of the Disclosure Schedule, and (ii) manufacturers’ warranties.  Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and there is no basis in fact for supposing that such expenses should significantly increase as a percentage of sales in the future.

2.21                           Employees.

(a)                                  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person.  Each current or past employee of the Seller has entered into a confidentiality/assignment of inventions agreement with the Seller, a copy or form of which has previously been made available to the Buyer.  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller who are a party to a non-competition agreement with the Seller; copies of such agreements have previously been delivered to the Buyer. Each such agreement referenced in the two preceding sentences to which the Seller is a party is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 2.21 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States.  To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

(b)                                 The Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.

2.22                           Employee Benefits.

(a)                                  Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.  Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Seller Plan, have been delivered to the Buyer.

(b)                                 All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Seller Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(c)                                  Neither the Seller, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(d)                                 At no time has the Seller, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e)                                  Section 2.22(e) of the Disclosure Schedule discloses each: (i) agreement with any executive officer or other key employee of the Seller or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the

Seller or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(f)                                    Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Seller and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2004.

2.23                           Environmental Matters.

(a)                                  The Seller has complied in all material respects with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.

(b)                                 The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)                                  The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any material legal obligation or material liability arising under any Environmental Law.

(d)                                 Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) known to the Seller that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) which the Seller has possession of or access to.  A complete and accurate copy of each such document has been provided to the Buyer.

(e)                                  The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.

2.24                           Legal Compliance.  The Seller is currently conducting, and have at all times since January 1, 1999 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.  The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25                           Customers and Suppliers.

(a)                                  Section 2.25(a) of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Seller or a Subsidiary.  No such customer that accounted for more than 5% of such consolidated revenues (each, a “Major Customer”) and no such sole-source supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Seller nor does the Seller know of any present condition or state of facts or circumstances that has had or would be reasonably expected to result in any of the foregoing.  There are no unfilled customer orders or commitments obligating the Seller to process, manufacture or deliver products or perform services, other than orders and commitments entered into in the Ordinary Course of Business.  No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

(b)                                 The Seller has, under binding agreements, at least the amounts of backlog for customer purchases, set forth on Section 2.25(b) of the Disclosure Schedule.  The Seller is currently, and until the Closing Date will remain, in timely compliance with the schedule for the roll-out of installations at customer premises.

2.26                           Permits.  Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller, other than Permits as to which the failure to obtain them, individually or in the aggregate, will not materially impair the Buyer’s ability to operate the Seller’s business following the Closing.  Such listed Permits are the only Permits that are required for the Seller to conduct its respective business as presently conducted or as proposed to be conducted, except for such Permits which the failure to obtain them, individually or in the aggregate, will not materially impair the Buyer’s ability to operate the Seller’s business following the Closing.  Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect immediately following the Closing.

2.27                           Certain Business Relationships With Affiliates.  No Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in the business of the Seller, (b) has any claim or cause of action against the Seller, or (c) owes any money to, or is owed any money by, the Seller.  Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements, other than with respect to (i) employment arrangements in the Ordinary Course of Business, (ii) stock incentive plans, (iii) equity financings and (iv) indebtedness or other Liabilities which are not being assumed by the Buyer.

2.28                           Books and Records.

(a)                                  The minute books and other similar records of the Seller contain complete and accurate records in all material respects of all actions taken at any meetings of the Seller’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Seller accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices.  Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Seller and the names of persons having signature authority with respect thereto or access thereto.

(b)                                 The Seller has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of the Seller, (iii) access to the assets of the Seller is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for the assets of the Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.29                           Disclosure.  No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Seller has disclosed to the Buyer all material information relating to the business of the Seller or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as to the Closing as though made as of the Closing.

3.1                                 Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2                                 Authorization of the Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, assuming the due authorization, execution and delivery of this agreement and the Ancillary Agreements by the Seller.

3.3                                 Noncontravention.  Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4                                 Litigation.  Except as disclosed in a writing given to the Seller by the Buyer on the date of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of the Buyer, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.5                                 Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent, other than ThinkEquity Partners LLC, with respect to the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1                                 Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

4.2                                 Governmental and Third-Party Notices and Consents.

(a)                                  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)                                 The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, pursuant to Section 2.4 of the Disclosure Schedule.

4.3                                 Certain Contracts.  If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller or the applicable Subsidiary to be performed under such Assigned Contract, and the Seller or such Subsidiary shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.

4.4                                 Operation of Business.  Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall (and shall cause each Subsidiary to) use Reasonable Best Efforts to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations, in a manner that is intended to cause the representations and warranties contained in Article II to continue to be true and correct, on and as of the Closing Date, and, to the extent consistent therewith, preserve intact its current business organization, keep its physical assets in good working condition and repair, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and keep its insurance coverage in full force and effect.  Without limitation of the generality of the foregoing, prior to the Closing, the Seller shall: (i) use Reasonable Best Efforts to protect and maintain the Intellectual Property, including without limitation, prosecuting all pending applications for Patents or registration of Trademarks and Copyrights and maintaining, to the extent permitted by law, each Patent or registration owned by the Seller or any Subsidiary; (ii) promptly notify the Buyer of any material infringement of any Seller Intellectual Property of which it becomes aware; (iii) take all actions, and make all required capital expenditures, in order to continue the development of the products and services relating to the three CVS products referred to in Section 1.3 and the hardware project referred to as “Nighthawk” within the respective time periods heretofore disclosed in writing by the Seller to the Buyer; and (iv) notify the Buyer promptly if (x) it knows, or has reason to know, that any Intellectual Property may become abandoned or dedicated to the public domain, (y) it has received notice of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “PTO”) or the U. S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the Untied States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determination of the PTO or the Copyright Office, regarding its ownership of any Intellectual Property or its right to register the same or to keep, maintain and use the same.

Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, except for specific actions set forth in Schedule 4.4 attached hereto, the Seller shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer (which consent shall not be withheld unreasonably in light of the Buyer’s interest in obtaining the assets and business which it has bargained to acquire).

(a)                                  issue, sell, redeem, repurchase or otherwise acquire any stock or other securities of the Company or any Subsidiary or any options, warrants or other rights to acquire any such stock or other securities (except (i) pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof or (ii) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or stock purchase agreements in effect on the date hereof);

(b)                                 declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)                                  other than in the Ordinary Course of Business or pursuant to a bridge financing by and among the Seller and any of its existing shareholders (i) create, incur or assume any indebtedness (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity, or (iv) incur any liability;

(d)                                 (i) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (ii) (except for (x) existing obligations listed in Section 2.22 of the Disclosure Schedule or (y) normal increases in the Ordinary Course of Business and at customary times for employees who are not Affiliates in a manner which does not result in a material increase in the compensation expense of the Seller) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit, or make any loan or advance to, its directors, officers or employees or (iii) hire any new officers or (except in the Ordinary Course of Business in a manner which does not result in a material increase in the compensation expense of the Seller) any new employees;

(e)                                  acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets (including factoring transactions) in the Ordinary Course of Business;

(f)                                    mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)                                 discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)                                 institute or settle any Legal Proceeding;

(i)                                     (x) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the Ordinary Course of Business in accordance with their terms as in effect as of the date hereof, (ii) pre-existing obligations not to exceed $20,000 individually or $50,000 in the aggregate, or (iii) professional fees in connection with the foregoing not in excess of amounts previously disclosed to the Buyer, or (y) waive, release, grant, or transfer any rights of material value pursuant to any Material Contract, other than in the Ordinary Course of Business;

(j)                                     except as described in a writing heretofore delivered to the Buyer, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization that could have an adverse effect on the transactions contemplated by this Agreement;

(k)                                  except as described in a writing heretofore delivered to the Buyer, engage in any transaction with, or enter into any agreement, arrangement, or understanding, directly or indirectly, any Stockholder, director, officer, employee, affiliate, associate or consultant of the Seller or any of its Subsidiaries, or, with respect to any such Persons who are natural persons, any relative of such individual, other than transactions between the Seller and its wholly-owned Subsidiaries or between the Seller’s wholly-owned Subsidiaries, that could have an adverse effect on the transactions contemplated by this Agreement;

(l)                                     effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1985, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of the Seller;

(m)                               do (or permit any licensee or sublicense thereof to do) any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated, abandoned or dedicated to the public domain;

(n)                                 offer any incentives that encourage customers to make payments more promptly than would otherwise be the case in the Ordinary Course of Business;

(o)                                 make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;

(p)                                 amend its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(q)                                 change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new material elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(r)                                    enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any Material Contract;

(s)                                  take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue in a manner that would cause the condition to the Closing set forth in Section 5.2(b) not being satisfied or (ii) any of the other conditions to the Closing set forth in Article V not being satisfied; or

(t)                                    agree in writing or otherwise to take any of the foregoing actions.

4.5                                 Access to Information.

(a)                                  Subject to the provisions of the Non-Disclosure Agreement dated March 31, 2004 between the Buyer and the Seller, the Seller shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and personnel (including personnel of the Seller’s outside counsel and independent accountants but excluding information relating to individuals which cannot be legally divulged without the individual’s consent), of or pertaining to the Seller for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.  The Seller shall (and shall cause its employees and other representatives to) cooperate fully in the Seller’s investigation and shall provide copies of all requested documents.  At the Buyer’s request, the Seller shall introduce the Buyer to any suppliers and customers to whom the Seller has not introduced the Buyer as of the date of this Agreement.

(b)                                 Within 10 days after the end of each month ending prior to the Closing, beginning with June 30, 2004, the Seller shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements.  Such financial statements shall present fairly the financial condition and results of operations of the Seller and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Seller and the Subsidiaries.

(c)                                  The Buyer shall inform the Seller periodically of material developments relating to its financing for the Purchase Price.

4.6                                 Notice of Breaches.

(a)                                  From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing that would cause the condition to the Closing set forth in Section 5.2(b) not being satisfied.  No such supplemental information or any investigation pursuant to Section 4.5 shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b)                                 From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing that would cause the condition to the Closing set forth in Section 5.3(a) not being satisfied.  No such supplemental information or any investigation by the Seller shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

4.7                                 Exclusivity.

(a)                                  Until the earlier of the Closing or termination of this Agreement, the Seller shall not, and the Seller shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller, or any division of the Seller, (ii) furnish any non-public information concerning the business, properties or assets of the Seller, or any division of the Seller to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.  For avoidance of doubt, the foregoing provision is not intended to prohibit the Seller from entering into agreements with third parties of the type contemplated by the agreement referred to in Section 5.2(h), entering into or consummating any bridge financing with its existing stockholders or adopting a plan of liquidation heretofore provided to the Buyer.

(b)                                 The Seller shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Seller is terminating such discussions or negotiations.  If the Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8                                 FIRPTA.  Prior to the Closing Date, the Seller shall deliver to the Buyer a certification that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Buyer does not receive the certification on or before the Closing Date, the Buyer shall be permitted to withhold from the Purchase Price any required withholding tax under Section 1445 of the Code.

4.9                                 Employee Benefits.  Initially after the Closing, the Buyer shall provide to all employees of the Seller who accept employment with the Buyer, which employment may be at-will, in the discretion of the Buyer (“Transferred Employees”) benefits substantially equivalent to the benefits provided under the plans listed in Schedule 4.9.  The Buyer in its sole discretion may at any time replace such benefits with health, welfare and other employee benefit programs maintained by the Buyer that are substantially equivalent to those provided to similarly situated employees of the Buyer; provided that the Buyer shall have at all times the unfettered discretion to change in any way and at any time the terms and conditions of employment of any of its employees.  The Buyer agrees to take commercially reasonable steps to permit accounts held by Transferred Employees in the Seller 401(k) plan to be rolled over to Buyer’s 401(k) plan, such that Transferred Employees with outstanding loans with respect to their 401(k) accounts will not have to repay the entire outstanding balance of such loans.  The Buyer agrees that any paid time off (PTO) that a Transferred Employee accrued with the Seller up to and through the Closing that remained unused as of the Closing shall be retained for such Transferred Employee when he or she commences employment with the Buyer (“PTO Rollover”); and each such Transferred Employee shall have the right to use such accrued PTO during his or her employment with the Buyer or be paid out such PTO if it remains unused upon his or her employment cessation with the Buyer.  The Buyer agrees that its offer letters provided to the Transferred Employees will require that the Transferred Employees consent to the PTO Rollover.  The Buyer shall grant all Transferred Employees credit for all service (to the same extent as service with the Buyer is taken into account with respect to similarly situated employees of the Buyer) with the Seller prior to the Closing for (i) eligibility and vesting purposes and (ii) for purposes of Vacation accrual after the Closing as if such service with the Seller was service with the Buyer, but only to the extent that no duplication of benefits results.  The Buyer and the Seller agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of the Buyer, the Buyer shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Transferred Employee who was, as of the Closing, excluded from participation in a plan maintained by the Seller by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of the Buyer’s group health plans to the extent permitted by such plans.

ARTICLE V

CONDITIONS TO CLOSING

5.1                                 Conditions to Obligations of each Party.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the following conditions:

(a)                                  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

(b)                                 the requisite approval of the Seller’s shareholders to the transactions contemplated by this Agreement shall have been obtained.

5.2                                 Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)                                  the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of those waivers, permits, consents, approvals or other authorizations which are also specifically listed on Schedule 5.2(a) as being Closing deliveries, and effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Seller;

(b)                                 the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date subject to clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where, even if all such representations and warranties were to be construed as if the term “material” were omitted from such representations and warranties, the failure to be so true and correct would not have a Seller Material Adverse Effect;

(c)                                  the Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)                                 no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)                                  the Seller shall have delivered to the Buyer the Seller Certificate;

(f)                                    the Seller shall have delivered to the Buyer, as of a date not more than three days prior to the Closing Date, an updated schedule of Seller’s Accounts Receivable and accounts payable;

(g)                                 the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets other than Security Interests granted in connection with the Working Capital Facility, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing such Security Interests;

(h)                                 the Seller and the Buyer shall have entered into an agreement in regard to the Excluded Patents and Patent-Related Assets substantially in the forms attached hereto as Exhibit E;

(i)                                     the Buyer shall have received from counsel to the Seller an opinion in substantially the form attached hereto as Exhibit F, addressed to the Buyer and dated as of the Closing Date;

(j)                                     those employment contracts, substantially in the form of Exhibit G, heretofore entered into by the Buyer and those key employees of the Seller whose names are listed on Schedule 5.2(j) attached hereto, shall remain in full force and effect;

(k)                                  the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(l)                                     the Buyer shall have closed upon the financing described in the term sheet heretofore delivered to the Seller in amounts no less than the amounts described therein and on terms no less favorable to the Buyer than the terms described therein.

5.3                                 Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:

(a)                                  the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) subject to clauses (ii) and (iii)), (ii) for changes contemplated by this Agreement, and (iii) where, even if all such representations and warranties were to be construed as if the term “material” were omitted from such representations and warranties, the failure to be so true and correct would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement;

(b)                                 the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)                                  the Buyer shall have delivered to the Seller the Buyer Certificate;

(d)                                 the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(e)                                  no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely the ability of Buyer to consummate the obligations and transactions contemplated by this Agreement or the Ancillary Agreements; and

(f)                                    the Seller shall have received from counsel to the Buyer an opinion in substantially the form of Exhibit H, addressed to the Seller and dated as of the Closing Date.

ARTICLE VI

POST-CLOSING COVENANTS

6.1                                 Proprietary Information.  From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller, as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate.  The Seller shall use Reasonable Best Efforts to enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts.

6.2                                 Solicitation and Hiring.  For a period of three years after the Closing Date, the Seller and its successors and assigns shall not, either directly or indirectly, (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer.  The Seller shall use Reasonable Best Efforts to enforce, for the benefit of the Buyer, all non-solicitation, non-hiring and similar agreements between the Seller and any other party which are not Assigned Contracts.

6.3                                 Non-Competition.

(a)                                  For a period of five years after the Closing Date, the Seller and its successors and assigns shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date.  The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party which are not Assigned Contracts.

(b)                                 The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c)                                  The Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.

6.4                                 Tax Matters.

(a)                                  All transfer Taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller regardless of whether such taxes are imposed on the Buyer, the Seller or a Subsidiary under applicable law.

(b)                                 Each of the Buyer, the Seller and any Subsidiary agrees to take all actions reasonably requested by any other party to minimize any transfer Taxes, deed, excise stamps and similar charges incurred in connection with the assignment, conveyance, transfer and/or delivery of the Acquired Assets hereunder, including, without limitation, the transfer via means of electronic transmissions of all assets capable of being so transmitted and providing resale certificates with respect to any applicable Acquired Assets.  Each of the Buyer and the Seller further agrees to deliver all certificates reasonably requested by the other party to verify the fact of such electronic transmissions or other actions.

(c)                                  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required by be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Seller and Buyer shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.  Buyer shall keep the original copies of the records at its facilities in Sunnyvale, California and elsewhere, if applicable, and, at Seller’s expense, shall provide copies of such records to Seller upon Seller’s request.

(d)                                 From and after the Closing, Seller shall timely file or cause to be filed, in accordance with applicable law, all Tax Returns required to be filed by Seller and the Subsidiary.  In the case of any Tax Return that relates to Taxes that are Assumed Liabilities hereunder, such Tax Return shall be prepared in a manner that is intended to minimize, to the extent legally permissible, the Taxes shown as due thereon and as if Seller were the only party in interest with respect to such Tax Return.  Seller shall provide a copy of any Tax Return described in the immediately preceding sentence to Buyer at least thirty (30) days prior to the due date for filing such Tax Return.  Seller shall make such changes to such Tax Returns as Buyer may reasonably request prior to filing any such Tax Return and shall not file any such Tax Return without Buyer’s consent, such consent not to be unreasonably withheld.  If requested by Buyer, Seller shall provide evidence reasonably satisfactory to Buyer of the filing of any such Tax Return.  Seller shall not file any amended Tax Return relating to, or that could affect, any Taxes that are Assumed Liabilities hereunder without Buyer’s consent, such consent not to be unreasonably withheld.  Seller shall promptly notify Buyer of any audit or examination, claim, notice of deficiency or other administrative or judicial proceeding relating to any Taxes which are Assumed Liabilities hereunder, and shall permit Buyer to control all aspects of the conduct of, or the response to, any such audit or examination, claim, notice of deficiency or other administrative or judicial proceeding, except that Seller shall be entitled to retain control with respect to any issue raised therein that relates solely to (i) Taxes that are Retained Liabilities or (ii) Liabilities of the Seller for Taxes that accrue after the Closing Date.  Seller shall, upon the request of Buyer, file a claim for any Tax refund to which Seller may be entitled that is (or the right to which is) an Acquired Asset hereunder, that is a refund of Taxes which are Assumed Liabilities and which have been paid or reimbursed by Buyer, or that is a refund of Taxes the right to which arises as a result of or in connection with an adjustment with respect to Taxes which are Assumed Liabilities.  Seller shall permit Buyer to control the conduct of any such refund claim, and shall promptly pay over to Buyer the amount of any resulting refund or credit received by Seller.  Seller shall, after the Closing and upon the request of Buyer, cooperate with the Buyer to obtain any good standing certificate or Tax clearance certificate (or other similar document) with respect to the Seller’s Tax liability for taxable periods or portions thereof ending on or before, or including, the Closing Date that may be available from any Governmental Entity.  Seller shall timely pay over to the appropriate Governmental Entity any Taxes withheld but not yet paid over as of the Closing Date and shall provide to Buyer reasonably satisfactory evidence of such payment.

6.5                                 Sharing of Data.

(a)                                  The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to Taxes or Tax Returns for any period or portion thereof ending on or before the Closing Date or is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.  Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b)                                 Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the business or operations of the Seller related to the Acquired Assets held by any federal, state, county or local authorities, agencies or instrumentalities.

6.6                                 Use of Name.  The Seller shall not use, and shall not permit any Affiliate to use, the name Vertical Networks, Incorporated, or any name reasonably similar thereto or any name containing the word Vertical, after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement.  Concurrently with or prior to the Closing, the Seller shall amend its Articles of Incorporation and other corporate records, if necessary, to comply with this provision.

6.7                                 Cooperation in Litigation.  From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller prior to the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement).  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.8                                 Collection of Accounts Receivable.  The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement.  The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable.  The Seller hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

6.9                                 Employees.  Effective on or about the Closing, the Seller shall terminate the employment of each of its employees other than Retained Employees designated on Schedule 6.9 attached hereto (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller).  The Buyer shall be permitted to offer employment to each such employee (other than Retained Employees), terminable at the will of the Buyer except as otherwise required by the employment contracts referred to in Section 5.2(k).  The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

6.10                           Seller’s Payments to Employees.  In accordance with the Seller’s Amended and Restated Employees Incentive Plan in the form heretofore provided to the Buyer (the “Incentive Plan”), the Seller shall pay a total of $3,000,000 to the participants in the Incentive Plan, approximately half of which shall be paid on or about the Closing Date and the remainder shall be paid on or about the one-year anniversary of the Closing Date.  Amounts otherwise allocated under such plan to individual employees subject to stated conditions shall be disbursed instead to the other employees, in accordance with the terms of such plan, if such conditions are not satisfied.  The Seller shall be solely responsible for all withholding Taxes applicable to payments under the Incentive Plan, including but not limited to all income and employment Taxes and any excise Taxes imposed under Section 4999 of the Code. The Seller shall also be solely responsible for complying with all applicable information reporting requirements with respect to such payments.  Within 14 days following a request therefor from the Buyer, the Seller shall provide the Buyer with a statement regarding any payment made pursuant to the Incentive Plan, which statement will represent that the Seller has withheld Taxes applicable to such payments and remitted such withholding to the appropriate tax authorities and has complied with all applicable information reporting requirements with respect to such payments.

6.11                           Enforcement of Insurance Claims.  The Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller which are not assigned to the Buyer pursuant to this Agreement (other than (i) directors’ and officers’ liability insurance and other matters for the benefit of directors and officers or (ii) relating to the Excluded Assets) with respect to any occurrence, claim or loss (including any product liability claim) which is the subject of an indemnity obligation by the Seller to the Buyer under Article VII; provided that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss.  The power of attorney conferred upon the Buyer by the Seller pursuant to this Section 6.11 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

ARTICLE VII

INDEMNIFICATION

7.1                                 Indemnification by the Seller.  The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)                                  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement (other than the documents referred to in Section 5.2(h), which have their own indemnification provisions) or any other agreement or instrument furnished by the Seller to the Buyer and referred to this Agreement;

(b)                                 any failure to perform any covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreement (other than the documents referred to in Section 5.2(h), which have their own indemnification provisions);

(c)                                  any Retained Liabilities;

(d)                                 the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfer or similar laws; or

(e)                                  any excise Taxes imposed under Section 4999 of the Code with respect to payments under the Incentive Plan.

7.2                                 Indemnification by the Buyer.  The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a)                                  any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement (other than the documents referred to in Section 5.2(h), which have their own indemnification provisions) or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

(b)                                 any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement (other than the documents referred to in Section 5.2(h), which have their own indemnification provisions) or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

(c)                                  any Assumed Liabilities.

7.3                                 Indemnification Claims.

(a)                                  An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 30 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability primarily caused by or primarily arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, any Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party pays any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)                                  Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)                                 During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute.  The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in Massachusetts, in accordance with Section 10.12.  If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)                                  If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i)                                     In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)                                  The parties shall commence the arbitration by jointly filing a written submission with the Boston office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)                               No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)                              Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v)                                 The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)                              In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)                                    Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

(g)                                 The amount of indemnifiable Damages required to be paid by an Indemnifying Party shall be reduced by (or if already paid by an Indemnifying Party, promptly repaid to such Indemnifying Party in the amount of) any recoveries actually received by the Indemnified Party under insurance policies or other related payment received from third parties.  The Indemnified Party shall, to the extent feasible, use Reasonable Best Efforts to mitigate any indemnifiable Damages in connection with an indemnity claim made pursuant to this Article VII.

7.4                                 Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire 12 months following the Closing Date.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the

Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Escrow Agreement.  The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5                                 Limitations.

(a)                                  Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 7.1(a) shall not exceed the amount of the Escrow Fund, and (ii) the Seller shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.1(a) exceed $100,000 (at which point the Seller shall become liable for the aggregate Damages under Section 7.1(a), and not just amounts in excess of $100,000); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.3 or 2.9.

(b)                                 Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed $13,500,000, and (ii) the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed $100,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 7.2(a), and not just amounts in excess of $100,000); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2.

(c)                                  The Escrow Agreement is intended to secure the indemnification obligations of the Seller under this Agreement.  The Escrow Fund shall be the sole and exclusive remedy for claims against the Seller by the Buyer under this Article VII, other than for claims made by the Buyer against the Seller under Section 7.1(e) hereof, which claims may be made by the Buyer directly against the Seller.

(d)                                 Except with respect to claims for equitable relief governed by Section 10.13, claims with respect to Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7 and 6.10 or claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedies of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement (or in the Ancillary Documents).

7.6                                 Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

TERMINATION

8.1                                 Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)                                  the Parties may terminate this Agreement by mutual written consent;

(b)                                 the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the condition set forth in clause (c) of Section 5.2 not to be satisfied and (ii) is not cured within 30 business days following delivery by the Buyer to the Seller of written notice of such breach or the Seller is not using Reasonable Best Efforts to cure such breach;

(c)                                  the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the condition set forth in clause (b) of Section 5.3 not to be satisfied and (ii) is not cured within 30 business days following delivery by the Seller to the Buyer of written notice of such breach or the Buyer is not using Reasonable Best Efforts to cure such breach after receipt of such notice;

(d)                                 the Buyer may terminate this Agreement by giving written notice to the other Party at any time after two weeks following the date hereof if the transactions contemplated by this Agreement on the Seller’s part shall not have received the requisite shareholder approval referred to in Section 5.1(b) or Section 5.2(a) shall not have been satisfied;

(e)                                  the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before September 30, 2004 by reason of the failure of any condition precedent not theretofore waived or satisfied pursuant to Section 1.3, (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f)                                    the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before September 30, 2004 by reason of the failure of any condition precedent not theretofore waived or satisfied pursuant to Section 1.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

8.2                                 Effect of Termination.  If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for willful breaches of representations, warranties, covenants or agreements set forth in this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Accountant” shall mean an accountant at a mutually agreed accounting firm.

“Accounts Receivable” shall mean all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof.

“Acquired Assets” shall mean all of the assets, properties and rights of the Seller existing as of the Closing, other than the Excluded Assets.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean a part, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the Escrow Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), the instrument of assumption, and other instruments referred to in Section 1.5(b)(iv) and the documents referred to in Section 5.2(h).

“Arbitrator” shall have the meaning set forth in Section 7.3(e).

“Assigned Contracts” shall mean any contracts, agreements or instruments to which the Seller is a party, including customer contracts, service contracts and any agreements or instruments securing any amounts owed to the Seller, any leases or subleases of real property, any operating leases of personal property, and any licenses or sublicenses relating to Intellectual Property, excluding the Excluded Contracts.

“Assumed Liabilities” shall mean all of the Liabilities of the Seller accrued as of the Closing Date other than Retained Liabilities.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a), (b) and (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all respects.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (i) a description of the type of Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement of which specific provision under which the Indemnified Party is entitled to indemnification under Article VII for such Damages and an explanation in reasonable detail regarding the expected amount and nature of such Damages, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Confidential Information” shall mean any confidential or proprietary information of the Seller or any Subsidiary that is furnished in writing to the Buyer by the Seller or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure or (D) which the Buyer rightfully obtains from a source other than the Seller or a Subsidiary.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Deliverables” shall mean (a) the products that the Seller or any Subsidiary (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Seller or any Subsidiary (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

“Damages” of an Indemnified Party shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value of the Acquired Assets and/or the business of the Seller that the Buyer is purchasing, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation incurred by such Indemnified Party), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi).

“Definitive Earn-Out Payment” shall have the meaning set forth in Section 1.3(b)(ii).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller or a Subsidiary.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Agent” shall mean US Bank, National Association.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement and including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.4.

“Estimated Earn-Out Payment” shall have the meaning set forth in Section 1.3(c).

“Excluded Assets” shall mean the following assets of the Seller:

(a)                                  the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(b)                                 all rights relating to refunds, recovery or recoupment of (i) Taxes of the Seller that constitute Retained Liabilities, (ii) Periodic Taxes that are described in Section 1.7(d) and that relate to the portion of a Payment Period ending on the Closing Date, and (iii) Periodic Taxes that are described in Section 1.7(e) and that relate to the portion of a Payment Period ending on the Closing Date, but only to the extent that there has been a decrease in the Purchase Price or Seller has made a payment to Buyer on account of such Periodic Taxes;

(c)                                  any of the rights of the Seller under this Agreement or under the Ancillary Agreements;

(d)                                 those assets listed on Schedule 1.1(b) attached hereto;

(e)                                  the Excluded Contracts;

(f)                                    the Excluded Patents and Patent-Related Assets;

(g)                                 information relating to employees which cannot be legally divulged without the employee’s consent;

(h)                                 the capital stock of every Subsidiary; and

(i)                                     those assets (including assets of types described under the definition of Acquired Assets) which are used or useful solely in connection with the Excluded Patents and Patent-Related Assets .

“Excluded Contracts” shall mean those contracts, agreements or instruments of the Seller identified by the Buyer as Excluded Contracts and set forth on Schedule 1.2(a) attached hereto.

“Excluded Patents and Patent-Related Assets” shall mean those patents and/or agreements relating to patents set forth on Schedule 1.2(b) attached hereto.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party against the Seller or the Buyer (or as to which it may be reasonably expected that the Seller or the Buyer will become a party), an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Financial Statements” shall mean:

(a)                                  the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Seller as of the end of and for each of the last three fiscal years, and

(b)                                 the Most Recent Balance Sheet and the unaudited consolidated statements of income and cash flows for the six months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a)                                  except for the Excluded Patents and Patent-Related Assets, patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b)                                 trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c)                                  copyrights and registrations and applications for registration thereof;

(d)                                 mask works and registrations and applications for registration thereof;

(e)                                  computer software, data and documentation;

(f)                                    inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g)                                 other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h)                                 copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Seller or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Inventory” shall mean all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit.

“Lease” shall mean any lease or sublease pursuant to which the Seller or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liabilities” shall mean any and all liabilities or obligations, whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing.

“Major Customer” shall have the meaning set forth in Section 2.25(a).

“Material Contracts” means those contracts and agreements described in Section 2.15.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean June 30, 2004.

“Net Book Value” shall mean the excess of the consolidated assets over the consolidated liabilities, as shown on the applicable balance sheet.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” shall have the meaning set forth in Section 2.13.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including past custom and practice with respect to general frequency and general amounts).

“Parties” shall mean the Buyer and the Seller.

 “Payment Period” shall mean any period of time for which rent or other payments have been made in advance by the Seller or are to be made in arrears by the Buyer.

“Periodic Taxes” shall mean all real estate, property or other ad valorem Taxes that are imposed on a periodic basis.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3, as it may be adjusted pursuant to Section 1.7.

“Qualifying Earn-Out Revenues” shall have the meaning set forth in Section 1.3(b)(i).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Restricted Employee” shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

“Retained Employees” shall mean those employees of Seller designated on Schedule 6.9 attached hereto.

“Retained Liabilities” shall mean any and all liabilities and obligations of the Seller:

(a)                                  for income, transfer, sales, use or other Taxes whether imposed on the Buyer, the Seller or the Subsidiaries arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets;

(b)                                 for costs and expenses incurred by Seller or any Subsidiary in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c)                                  under this Agreement or the Ancillary Agreements;

(d)                                 any Liability of the Seller for any income and employment Taxes and any excise Taxes under Section 4999 of the Code as a result of the payment by the Seller of any “parachute payment” as defined in Section 280G(b)(2) of the Code (without regard to Section 280G(b)(4) or 280G(b)(5)) and any Liability relating to the tax audits referred to in Section 2.9(a) of the Disclosure Schedule;

(e)                                  under any agreements, contracts, leases or licenses which are listed on Schedule 1.2(a);

(f)                                    to pay such severance benefits as may be required to any Retained Employee or any employee of the Seller whose employment with the Seller is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, any payments relating to PTO that are required by law to be paid on or about the Closing Date rather than treated in the manner set forth in Section 4.9, all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing, including without limitation liabilities that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;

(g)                                 to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or a Subsidiary or was serving at the request of the Seller or a Subsidiary as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(h)                                 injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(i)                                     for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing) unless such disabilities will be fully covered by existing insurance policies without any further cost to the Buyer whatsoever;

(j)                                     to the Seller’s Affiliates (other than in their capacity as employees), unless such liabilities were disclosed by the Seller to the Buyer in writing prior to or at the Closing or whose specific nature and amount are apparent from the Financial Statements and schedules thereto delivered by the Buyer to the Seller;

(k)                                  relating directly or indirectly to litigation between the Company and (i) Peter Weyant, (ii) Steven Maxwell, (iii) AltiGen Communications, Inc. and (iv) Intelliphone, Inc; and

(l)                                     relating directly or indirectly to Excluded Assets.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than

(i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller and (iv) liens for Taxes not yet due and payable.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller or a Subsidiary) of Section 5.2 is satisfied in all respects.

“Seller Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Seller or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Seller Material Adverse Effect” shall mean any material adverse change, event or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller, or (ii) the ability of a third party such the Buyer to operate the business of the Seller immediately after the Closing.  Without limitation of the foregoing, (i) any diminution in the amount of business from, or any material delay or postponement of the delivery of products or services to, any of the customers set forth in Section 2.25(a) of the Disclosure Schedule that accounted for at least 5% of the consolidated revenues referred to in Section 2.25(a), or (ii) any termination of any material business relationships with, or any material delay or postponement of the delivery of products or services from, any of the suppliers set forth in Section 2.25(a) of the Disclosure Schedule, shall constitute a Seller Material Adverse Effect if it is reasonably likely to reduce the revenues from the business being purchased by the Buyer by $2,500,000 or more.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect, provided, however, that a Seller Material Adverse Effect shall not include:  (i) any occurrence or condition affecting the industry generally in which the Seller operates, unless such occurrence or condition affects the Buyer and the Seller to a materially disproportionate extent, (ii) any change in economic, regulatory or political conditions, (iii) any matter arising from changes in law or generally accepted accounting principles, (iv) the taking of any action required by the terms of this Agreement or (v) any matter disclosed in the Disclosure Schedule.  For purposes hereof, any Seller Material Adverse Effect on the business of the Seller which has already been cured by the Company shall no longer be a Seller Material Adverse Effect.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, any Subsidiary or any ERISA Affiliate identified in Section 2.22(a) of the Disclosure Schedule which is to be assumed by the Buyer.

“Software” shall mean any of the software owned by the Seller or a Subsidiary.

“Stockholder Approval” shall have the meaning set forth in Section 3.2.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar governmental assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Unresolved Objections” shall have the meaning set forth in Section 1.7(b)(ii).

“Working Capital Facility” shall mean the Seller’s factoring agreement with Pacific Business Funding of Cupertino, California.

ARTICLE X

MISCELLANEOUS

10.1                           Press Releases and Announcements.  Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2                           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3                           Entire Agreement.  This Agreement (including the Non-Disclosure Agreement dated March 10, 2004 (which Agreement shall survive the execution of this Agreement) and the Ancillary Agreements and other documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

10.4                           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party; provided that the Buyer, without in any way being relieved of any of its obligations hereunder, may assign or delegate some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer which agree in writing to be bound jointly and severally with the Buyer as to any obligations assumed.

10.5                           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

10.6                           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7                           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

VERTICAL NETWORKS, INC.	Scott Dettmer, Esquire
1148 East Arques Avenue	Gundersen Dettmer Stough
Sunnyvale, CA94085	Villeneuve Franklin & Hachigian, LLP
Attention: Chief Executive Officer	155 Constitution Drive
Menlo Park, CA 94025

If to the Buyer:	Copy to:

ARTISOFT, Inc.	Peter B. Tarr, Esquire
5 Cambridge Center	Wilmer Cutler Pickering Hale and Dorr LLP
Cambridge, MA02142	60 State Street
Attention: Chief Executive Officer	Boston, MA 02109

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8                           Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

10.9                           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to any Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the intent and purpose of such invalid or unenforceable provision in a mutually acceptable manner so that the modification comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11                     Expenses.  Except as set forth in Section 1.7, Article VII and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Seller agrees that none of the costs and expenses (including legal fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby will be (a) borne by any Subsidiary or (b) paid until simultaneously with or after the Closing.

10.12                     Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13                     Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 1.1, 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.14                     Construction.

(a)                                  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b)                                 Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)                                  Any reference herein to “including” shall be interpreted as “including without limitation”.

Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ARTISOFT, INC.

By:	/s/ Duncan G. Perry
Title:	Chief Financial Officer

VERTICAL NETWORKS INCORPORATED

By:	/s/ Douglas Sinclair
Title:	Chief Financial Officer